April 13, 2005

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Dear <txtMemberFirst>:

The second quarter of fiscal 2005 saw a continuation of the events that have adversely affected our company and much of the U.S. beef processing industry over the past year. The closure of the U.S. border to the importation of Canadian feeder and finished cattle, which occurred in May 2003 following the discovery of bovine spongiform encephalopathy (BSE) in Alberta, tightened the U.S. cattle supply. The U.S. beef packing industry has operated at a price disadvantage during the ban on importation of Canadian livestock. This continued closure of the U.S. border to Canadian livestock has resulted in higher overall feeder and fed cattle prices in the U.S., negatively impacting our raw material prices. Additionally, the September 2003 opening of the U.S. border to boxed beef produced in Canada has negatively affected U.S. boxed beef prices.

Our processing company, National Beef Packing Co., LLC (NBP), was affected by those factors during the second quarter of fiscal 2005 resulting in pressured margins. We continue to be hopeful that the U.S. will normalize relationships with its international trading partners, which could return the U.S. beef processing industry and NBP to a more normal state of operations and profitability. Additionally, the U.S. beef industry is beginning to reduce processing capacity to adjust to limited live cattle supplies, which could support processing margins.

U.S. Premium Beef recorded a net loss of approximately $7.5 million, or $10.77 per set of linked units (one Class A and one Class B unit), for the fiscal quarter ended February 26, 2005, and a net loss of approximately $10.4 million, or $15.08 per set of linked units, year to date.  While historically we have presented financial results annually, USPB is now a reporting company and therefore is required to file quarterly results with the Securities and Exchange Commission (SEC) within 45 days of quarter end. USPB has fulfilled this requirement by filing its Form 10-Q.

In spite of the challenges that NBP and the beef processing industry in general are currently facing, we continue to believe USPB is in an excellent position to compete as one of the world's leading producers of beef products. Our near term objectives have not changed.  We are aggressively pursuing opportunities to generate more value out of our unique integrated food system. Your producer ownership and commitment is an important ingredient to more normalized profitability as we work to recover lost export markets and grow our domestic business.

Sincerely,

Steven D. Hunt
Chief Executive Officer

This letter contains discussion of some of our expectations regarding U.S. Premium Beef, LLC's future performance. These forward-looking statements are based on our current views and assumptions. Actual results could differ materially from these current expectations and projections, and from historical performance. For example, our future results could be affected by such factors as: the competitive dynamics in the U.S. and international beef markets, the rate of our unit volume growth and our product mix, and fluctuations in the cost and availability of supply-chain resources. Further discussions of these matters can be found in the securities filings of U.S. Premium Beef through the Securities and Exchange Commission's Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov.